November 30, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4 included in the Form 8-K dated November 30, 2011 of American Eagle Energy Inc. to be filed with the Securities and Exchange Commission. We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

Kelly & Company
Costa Mesa, California